Filed Under Rule 424(b)(2), Registration Statement No. 333-281524
Pricing Supplement Number 379 - Dated Monday, June 16, 2025
(To: Prospectus Dated August 13, 2024 )

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking
02006DY88	[]	100%	1.800%	[]	Fixed	6.000%	MONTHLY	06/15/2035	07/15/2025	$3.17	Yes	No	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2025 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Ally Financial Inc.

Offering Dates: Monday, June 16, 2025 through Monday, June 23, 2025

Trade Date: Monday, June 23, 2025 @12:00 PM ET
Settlement Date: Thursday, June 26, 2025
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup, J.P. Morgan, BofA Securities, Morgan Stanley, RBC Capital Markets

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such selected dealers will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of InspereX Holdings, LLC. All rights reserved.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus Dated August 13, 2024